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                                                                                                                      Exhibit 12.2
                                                                                                                            8/15/96
                              GEORGIA POWER COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 1995 and the twelve months ended July 31, 1996
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                                                                                                                            Twelve
                                                                                                                            Months
                                                                                                                             Ended
                                                                                                 Year ended December 31,    July 31,
                                                         ==========================================================================
                                                              1991         1992          1993        1994          1995       1996
                                                         -----------------------------------------Thousands of Dollars-------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Income Before Interest Charges                        $1,009,019    $1,004,886   $1,034,795   $ 927,336   $  959,692  $  934,811
      Federal and state income taxes                         15,507       165,667      266,771     360,380      411,675     391,982
      Deferred income taxes, net                             52,941       194,748      168,372      34,130       35,367      52,078
      Deferred  investment  tax credits                      (9,524)       (5,704)     (18,274)       (489)       1,127       1,127
      AFUDC - Debt funds                                     10,584         8,459        8,294      11,613       12,123      11,992
                                                         ----------    ----------   ----------  ----------   ----------  ----------
         Earnings  as defined                            $1,378,527    $1,368,056   $1,459,958  $1,332,970   $1,419,984  $1,391,990
                                                         ==========    ==========   ==========  ==========   ==========  ==========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                          $  462,415       404,854   $  345,552  $  308,611   $  257,092  $  221,808
   Interest  on interim  obligations                          4,906         9,694       15,530      17,529       21,463      20,094
   Amort of debt disc, premium  and expense, net              5,784         7,891       14,087      15,776       15,846      15,151
   Other interest  charges                                    9,941        12,426       47,393      23,483       20,400      22,718
                                                         ----------    ----------  ----------  ----------    ----------  ----------
         Fixed charges as defined                           483,046       434,865      422,562     365,399      314,801     279,771
Tax  deductible   preferred  dividends                        1,804         1,804        1,753       1,753        1,753       1,753
                                                         ----------    ----------  -----------  ----------   ----------  ----------
                                                            484,850       436,669      424,315     367,152      316,554     281,524
                                                         ----------    ----------  -----------  ----------   ----------   ---------
Non-tax  deductible  preferred  dividends                    59,897        56,138       48,921      46,253       46,399      45,469
Ratio  of net income  before  taxes to net income        x    1.669     x   1.613   x    1.672  x    1.687   x   1.682   x    1.667
                                                         ----------    ----------  -----------  ----------   ---------   ----------
Pref  dividend  requirements  before  income  taxes          99,968        90,551       81,796      78,029      78,043       75,797
                                                         ----------    ----------  ----------   ----------   ----------  ----------
Fixed  charges  plus  pref  dividend  requirements       $  584,818       527,220   $  506,111  $  445,181   $  394,597  $  357,321
                                                         ==========    ==========  ===========  ==========   ==========  ==========

RATIO OF EARNINGS TO FIXED CHARGES  PLUS
   PREFERRED  DIVIDEND  REQUIREMENTS                           2.36          2.59         2.88        2.99         3.60        3.90
                                                               ====          ====         ====        ====         ====        ====


Note:  The above figures have been adjusted to give effect to Georgia Power Company's  50% ownership  of  Southern Electric
       Generating Company.
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